UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 17, 2014

NORWEGIAN CRUISE LINE HOLDINGS LTD.

(Exact name of Registrant as specified in its charter)

Bermuda

(State of Incorporation)

001-35784

(Commission File Number)

98-0691007

(I.R.S. Employer Identification No.)

7665 Corporate Center Drive Miami, Florida	33126
(Address of principal executive offices)	(Zip Code)

(305) 436-4000

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers.

On January 17, 2014, the Board of Directors (the “Board”) of Norwegian Cruise Line Holdings Ltd. (the “Registrant”) appointed F. Robert Salerno and Robert Seminara as members of the Board. The Registrant agreed to appoint Messrs. Salerno and Seminara to the Board as designees of funds affiliated with Apollo Global Management, LLC (the “Apollo Funds”) pursuant to the terms of that certain Amended and Restated Shareholders’ Agreement, dated January 24, 2013, by and among the Registrant and the other parties listed on the signature pages thereto (the “Shareholders’ Agreement”). The Shareholders’ Agreement requires that within one year of the consummation of the Registrant’s initial public offering of its ordinary shares, the number of directors on the Board will be increased to a total of eleven, and that to fill the vacancies resulting from such increase: (i) an individual designated by the Apollo Funds will be appointed to serve as an independent director and (ii) a nominee of the Apollo Funds will be appointed to serve on the Board. The Shareholders’ Agreement was filed as exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on January 30, 2013.

In connection with its decision to appoint Mr. Salerno to the Board, the Board determined that Mr. Salerno will be an “independent” director, as independence is defined in Rule 10A-3 of the Securities Exchange Act of 1934 and under NASDAQ listing standards. Mr. Salerno will also serve as a member of the audit committee of the Board, on which he will replace Steve Martinez as a member.

In connection with the appointment of the new directors, the Board approved a grant to Mr. Salerno of $200,000 of restricted shares of the Registrant (based on the price of the ordinary shares of the Registrant as of the close of business on January 17, 2014), which grant shall be made on January 17, 2014, and shall vest in eight substantially equal quarterly installments. Messrs. Salerno and Seminara will receive compensation as non-employee directors under the Registrant’s director compensation policy as in effect from time to time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Norwegian Cruise Line Holdings Ltd. has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 17th day of January, 2014.

NORWEGIAN CRUISE LINE HOLDINGS LTD.

By:	/s/ Wendy A. Beck
Wendy A. Beck
Executive Vice President and Chief Financial Officer